Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION COMPLETES ACCOUNTS

RECEIVABLE SECURITIZATION TO SUPPORT FINANCIAL

FLEXIBILITY

CAMP HILL, Pa. – (June 30, 2022) - Harsco Corporation (NYSE: HSC) today announced that it has closed an accounts receivable securitization facility of $150 million with PNC Bank, N.A. The Company expects to initially utilize approximately $120 million of the facility, with this asset monetization providing annual interest savings of approximately $2 million. This transaction also lowers Harsco’s leverage as defined under its existing senior secured credit agreement. The remaining availability under the facility may be funded at the Company’s discretion in subsequent quarters. The facility has a term of three years.

“We are pleased to have successfully completed a sizable asset securitization with one of our core banks,” said Anshooman Aga, Senior Vice President and Chief Financial Officer. “Reducing leverage and improving cash flow are key financial priorities for Harsco.”

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any loans or securities.

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About Harsco Corporation

Harsco Corporation is a global market leader providing environmental solutions for industrial and specialty waste streams. Based in Camp Hill, PA, the 12,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.